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PLEASE INCLUDE A TYPED           MAIL TO: SECRETARY OF STATE          FOR OFFICE
SELF-ADDRESSED ENVELOPE              CORPORATIONS SECTION              USE ONLY

MUST BE TYPED  FILING FEE:         1560 BROADWAY, SUITE 200
$60.00                                 DENVER, CO 80202
MUST SUBMIT TWO COPIES                  (303) 894-2251
                                      FAX (303) 894-2242



                               RESTATED ARTICLES
                                       OF
                          INCORPORATION WITH AMENDMENTS

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following amended and restated Articles of Incorporation. These articles correctly set forth the provision of the Articles of Incorporation, as amended, and supersedes the original Articles of Incorporation and all amendments thereto.

FIRST:         The name of the corporation is: PROFLIGHT, INC.

               -------------------------------------------------------------

SECOND: The following amendment and restated Articles of Incorporation were adopted on:

               February 17, 1997, in the manner marked with an X below:

_______ The amended and restated Articles of Incorporation were adopted by the board of directors where no shares have been issued, or no shareholders action required.

   X           The amended and restated Articles of Incorporation were adopted
_______        by a vote of the shareholders. The number of shares voted for the amendment and restated Articles of Incorporation was sufficient for approval.

_______ The amended and restated Articles of Incorporation were adopted by the Incorporators where no shares have been issued or directors elected.

THIRD:         The  name  of  the  corporation  as amended  is Proflight Medical
               Response, Inc.

         ATTACH A COPY OF YOUR AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                            /s/ Kevin L. Burkhardt

                                            By: Kevin L. Burkhardt
                                            Its: President

                                                          Title



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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       of
                        PROFLIGHT MEDICAL RESPONSE, INC.

 FIRST:               The name of the Corporation is:

                      PROFLIGHT MEDICAL RESPONSE, INC.

 SECOND:       The Corporation shall have perpetual existence.

 THIRD:        (a)    PURPOSES. The nature, objects and purposes of the business to be transacted shall be as follows:

               (1)    To operate an air ambulance service.

               (2) To engage in any business which is considered lawful in the State of Colorado.

               (3) In general, to carry on any other business in connection with the foregoing and to have and exercise all of the powers which are now or may hereafter be conferred by the laws of Colorado upon like corporations and to do any and all of the things hereinabove set forth to the same extent as natural persons might or could do.

               (b) POWERS. In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue shall be Ten Million Five Hundred Thousand (10,500,000) shares, as follows:

               (a) Common Stock. Of the total authorized capital stock, the Corporation shall have the authority to issue is Ten Million (10,000,000) shares of common stock, $.001 par value per share, which shares shall be designated "Common Stock."

               (b) This Corporation shall also have the authority to issue Five Hundred Thousand (500,000) shares of preferred stock, $1.00 par value per share, which shares shall be designated "Preferred Stock."

                The Preferred Shares may be issued from time to time in one or more series, each of which shall have such number, designation, relative rights, preferences and




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               limitations as are stated and expressed herein and in a
               resolution or resolutions providing for the issue of such series, adopted by the Board of Directors.

                      The Board of Directors of the Corporation is hereby
               granted the authority to establish and designate series of Preferred Shares and to fix and determine the following with respect to each series:

                      (i) the designation of the series and the limitations, if any, on the number of shares of the series that may be issued;

                      (ii) the dividend payable on the shares of each series, the payment dates of the shares of each series and the date or dates from which dividends on the shares of a series shall accumulate;

                      (iii) the consideration to be received by the Corporation in exchange for the shares of stock of each series, and the terms of its payment; and

                      (iv) any other powers and preferences, relative, participating, option, and other special rights, and qualifications, limitations and restrictions of each series not inconsistent with the Articles of Incorporation of the Corporation.

                      The designation of each series of Preferred Stock and its
               terms and provisions shall be fixed and determined by the Board of Directors of the Corporation in a manner permitted by law and stated in resolution or resolutions providing for the issuance of the series.

                      Except as otherwise provided in the resolution or
               resolutions providing for the issuance of a series, the Board of Directors may from time to time increase the number of shares of any series already created, by providing that any unissued shares of Preferred Stock constitute a part of that series, and may from time to time decrease (but not below the number of shares of the series then outstanding) the number of shares of any series already created by providing that any unissued shares previously assigned to that series no longer constitute a part of that series.

                      The Board of Directors may classify and reclassify any
               unissued shares of Preferred Stock by fixing or altering the terms and provisions of the shares with respect to the terms and provisions of the shares with respect to the terms and provisions discussed above, and by assigning the shares to an existing or newly created series from time to time before the issuance of the shares, except as may otherwise be expressly provided in a resolution or resolutions providing for the issuance of a particular series.

               (c) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote.


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               (d)    There shall be no cumulative voting allowed.

               (e) At all meetings of shareholders, a majority of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

               (f) No shareholder of the corporation shall have any preemptive or other right to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants, or options to purchase stock or for script, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

               (g) The board of directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

FIFTH:  The number of directors shall be no less than four.

SIXTH: The address of the registered office of the Corporation is 12420 E. Control Tower Rd., Englewood, Colorado 80112. The name of its registered agent at such address is Kevin L. Burkhardt. The Corporation may conduct part or all of its business in any other part of Colorado, of the United States, or of the world. It may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

               (a) LIABILITY OF DIRECTORS. The liability of a director of the Corporation to the Corporation shall be eliminated to the fullest extent permitted under applicable Colorado law, as well as by any statutory amendments that expand the elimination or limitation of such liability. Any repeal or modification of this section under this Article by stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such appeal or modification.

               (b) TRANSACTIONS WITH INTERESTED OFFICERS AND DIRECTORS. In the absence of fraud, no contract or other transaction between this Corporation and one or more of its directors, officers or any other corporation, partnership, association or entity in which any director


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                    or officer of the Corporation is financially or otherwise
                    interested or is a director, member or officer of such other corporation, partnership, association or entity, shall be affected or invalidated because of such relationship or interest, provided that the existence and nature of any such interest of such director or officer shall be disclosed or shall have been known to the directors present at any meeting of the Board at which action on any such contract or transaction shall have been taken, or that the fact of such relationship is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify the contract or transaction by vote or written consent, or the contract or transaction is fair and reasonable to the Corporation. Any interest director may be counted in determining the existence of the quorum and may vote at any meeting of the Board for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested or were not a director, member or officer of such other Corporation, firm, association or partnership.

               (c) INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS. Pursuant to applicable state law, including but not limited to Section 7-109-102 of the Colorado Revised Statutes, each director, officer, employee, fiduciary or agent of the Corporation (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by or imposed upon him which he may be involved or to which he may be made a party by reason of his being or having been a director, officer, employee, fiduciary or agent of the Corporation, or at its request of any other Corporation of which it is a shareholder or creditor and from which he is not entitled to be indemnified (whether or not he continues to be a director, officer, employee, fiduciary or agent at the time of imposing or incurring such expenses), except in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct. Subject to applicable state law, in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled under applicable state law.

               (d) NEGATION OF EQUITABLE INTERESTS IN SHARES OR RIGHTS. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such


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                      shares or rights deriving from such shares, unless and
                      until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled: to receive notice of the meetings of the shareholders; to vote at such meetings; to examine a list of the shareholders; to be paid dividends or other sums payable to shareholders; or to own, enjoy and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, or transferee has become the registered holder of such shares.



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